UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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CLAYTON HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:	April 30, 2007

You are cordially invited to attend the annual meeting of stockholders of Clayton Holdings, Inc. (the “Company”) to be held at 9:00 a.m., local time, on Thursday, June 7, 2007 at the Courtyard Marriott, 780 Bridgeport Avenue, Shelton, Connecticut 06484.

At this Annual Meeting, the agenda includes the election of two Class II directors for three-year terms, the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm, and the consideration and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. The Board of Directors unanimously recommends that you vote FOR the election of the director nominees and FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm.

Details regarding the matters to be acted upon at this Annual Meeting appear in the accompanying Proxy Statement. Please give this material your careful attention.

If you are a stockholder of record, please vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-prepaid envelope, (2) by completing your proxy using the toll-free telephone number listed on the proxy card, or (3) by completing your proxy on the Internet at the address listed on the proxy card. It is important that your shares be voted whether or not you attend the meeting in person. Votes made by phone or on the Internet must be received by 11:59 p.m., local time, on June 6, 2007. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or completed your proxy by phone or on the Internet. Your prompt cooperation will be greatly appreciated.

Very truly yours,

FRANK P. FILIPPS
Chairman and Chief Executive Officer

CLAYTON HOLDINGS, INC.
2 Corporate Drive
Shelton, Connecticut 06484

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 7, 2007

To the Stockholders of Clayton Holdings, Inc.:

The Annual Meeting of Stockholders of Clayton Holdings, Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 7, 2007, at 9:00 a.m., local time, at the Courtyard Marriott, 780 Bridgeport Avenue, Shelton, Connecticut 06484, for the following purposes:

1.                To elect two (2) Class II members to the Board of Directors as directors, each to serve for a three-year term and until his successor has been duly elected and qualified or until his earlier resignation or removal;

2.                To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the current year; and

3.                To consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 17, 2007, are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose, (2) by completing your proxy using the toll-free number listed on the proxy card, or (3) by completing your proxy on the Internet at the address listed on the proxy card. Votes made by phone or on the Internet must be received by 11:59 p.m., local time, on June 6, 2007. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or completed your proxy by telephone or on the Internet.

By Order of the Board of Directors,

STEVEN L. COHEN
Senior Vice President, General Counsel and Secretary

Shelton, Connecticut
April 30, 2007

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, COMPLETE YOUR PROXY USING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE ENCLOSED PROXY CARD OR COMPLETE YOUR PROXY ON THE INTERNET AT THE ADDRESS LISTED ON THE PROXY CARD IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

CLAYTON HOLDINGS, INC.
2 Corporate Drive
Shelton, Connecticut 06484

PROXY STATEMENT
For the Annual Meeting of Stockholders
To Be Held on June 7, 2007

June 7, 2007

Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors of Clayton Holdings, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Thursday, June 7, 2007, at 9:00 a.m., local time, at the Courtyard Marriott, 780 Bridgeport Avenue, Shelton, Connecticut 06484, or at any adjournments or postponements thereof (the “Annual Meeting”).

An Annual Report to Stockholders, containing financial statements for the year ended December 31, 2006, is being mailed together with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting. The Annual Report, however, is not a part of the proxy solicitation material. This Proxy Statement and the form of proxy will be mailed to stockholders on or about April 30, 2007.

The purposes of the Annual Meeting are to (i) elect two Class II directors for three-year terms, (ii) ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm and (iii) consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. Only stockholders of record at the close of business on April 17, 2007 (the “Record Date”) will be entitled to receive notice of and to vote at the Annual Meeting. As of that date, 21,066,588 shares of common stock, par value $.01 per share, of the Company (the “Common Stock”) were issued and outstanding, and there were seventy-seven stockholders of record. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting. You may vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose; (2) by completing your proxy using the toll-free telephone number listed on the proxy card; or (3) by completing your proxy on the Internet at the address listed on the proxy card. Votes made by phone or on the Internet must be received by 11:59 p.m., local time, on June 6, 2007. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or completed your proxy by phone or on the Internet.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (a) filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (b) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting, or (c) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Clayton Holdings, Inc., 2 Corporate Drive, Shelton, Connecticut 06484, Attention: Secretary, before the taking of the vote at the Annual Meeting.

The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

For Proposal 1, the election of Class II directors, the nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote on such matter at the Annual Meeting shall be elected as directors. Abstentions and broker “non-votes” will not be counted as voting with respect to the election of the Class II directors and, therefore, will not have an effect on the election of the Class II directors.

For Proposal 2, the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the current year, an affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on such matter at the Annual Meeting is required for approval. Abstentions are included in the number of shares present or represented by proxy and voting on such matter, and will be counted as voting against the ratification of the appointment of the independent registered public accounting firm. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated. An automated system administered by the Company’s transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately.

The persons named as attorneys-in-fact in the proxies, Steven L. Cohen, Frederick C. Herbst and David Keith Johnson, were selected by the Board of Directors and are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR election of the director nominees and FOR ratification of the appointment of the independent registered public accounting firm.

Aside from the election of directors and ratification of the appointment of the independent registered public accounting firm, the Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

PROPOSAL 1
ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of nine members. The Company’s certificate of incorporation divides the Board of Directors into three classes. One class is elected each year for a term of three years. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Messrs. Libman and Sonderby, and recommended that each be elected to the Board of Directors as a Class II director, each to hold office until the Annual Meeting of Stockholders to be held in the year 2010 and until his successor has been duly elected and qualified or until the earlier of his death, resignation or removal. Messrs. Libman and Sonderby are currently Class II directors whose terms expire at this Annual Meeting. Mr. Crockett, our third current Class II director, has declined to stand for reelection and will step down from our Board of Directors at the Annual Meeting.

The current Board of Directors is also composed of (i) three Class I directors (Margaret Sue Allon, Frank P. Filipps and Thomas J. Skelly), whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2009 and (ii) three Class III directors (David Gilbert, Roger B. Kafker and Frank L. Raiter), whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2008. Mr. Filipps serves as the Chairman of the Board of Directors.

The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

Vote Required For Approval

A quorum being present, the nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote on such matter at the Annual Meeting shall be elected as directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW.

The following table sets forth the nominees to be elected at the Annual Meeting, our other current directors, the year each such nominee or director was first elected a director, the positions with the Company currently held by each nominee or director, the year each nominee’s or director’s current term will expire and each nominee’s or director’s current class:

Nominee’s or Director’s Name and Year First Became a Director	Position(s) with the Company	Year Current Term Will Expire	Current Class of Director
Nominees for Class II Directors:
Brian L. Libman - 2005	Director	2007	II
Michael M. Sonderby - 2007	Director	2007	II
Continuing Directors:
Margaret Sue Allon - 2005	Director	2009	I
Frank P. Filipps - 2005	Chief Executive Officer & Chairman of the Board of Directors	2009	I
Thomas J. Skelly - 2007	Director	2009	I
David Gilbert - 2007	Director	2008	III
Roger B. Kafker - 2005	Director	2008	III
Frank L. Raiter - 2005	Director	2008	III
Director Stepping Down at Annual Meeting:
Todd R. Crockett - 2005	Director	2007	II

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has retained the firm of Grant Thornton LLP, an independent registered public accounting firm, to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2007. Grant Thornton LLP has served as the Company’s independent registered public accounting firm since the Company’s inception in 2005, and had previously served as independent registered public accounting firm to the Company’s predecessor. The Audit Committee reviewed and discussed its selection, and the performance, of Grant Thornton LLP for the year ended December 31, 2006. A representative of Grant Thornton LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Although the Company is not required to submit the ratification of the selection of its independent registered public accounting firm to a vote of stockholders, the Audit Committee believes that it is good corporate governance and sound policy to do so. If the stockholders fail to ratify the appointment of Grant Thornton LLP, the Audit Committee will reconsider whether or not to retain the firm. If the selection of Grant Thornton LLP as our independent registered public accounting firm is ratified, the Audit Committee, in its discretion, may nevertheless select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Vote Required For Approval

A quorum being present, an affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on such matter at the Annual Meeting is required for approval of the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2007.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the director nominees to be elected at the Annual Meeting, the directors and executive officers of the Company, their ages, and the positions currently held by each such person with the Company immediately prior to the Annual Meeting.

Name	Age	Position
Frank P. Filipps	59	Chairman, Chief Executive Officer and Director
D. Keith Johnson	47	President and Chief Operating Officer
Frederick C. Herbst	50	Chief Financial Officer
Kevin J. Kanouff	36	President, Clayton Fixed Income Services
Steven L. Cohen	44	Senior Vice President, General Counsel and Secretary
Margaret Sue Allon	48	Director
Todd R. Crockett(1)	37	Director
David Gilbert	61	Director
Roger B. Kafker(2)	45	Director
Brian L. Libman(1)(2)(3)	41	Director (Nominee)
Frank L. Raiter(1)(2)(3)	59	Director
Thomas J. Skelly	55	Director
Michael M. Sonderby(3)	63	Director (Nominee)

(1)          Member of the Nominating and Corporate Governance Committee.

(2)          Member of the Compensation Committee.

(3)          Member of the Audit Committee.

Frank P. Filipps.   Mr. Filipps has served as a director and the Company’s Chairman and Chief Executive Officer since April 2005. Prior to joining the Company, he was the Chairman and Chief Executive Officer of Radian Group Inc. (NYSE:RDN), a credit enhancement provider to the global financial and capital markets. At Radian, Mr. Filipps was responsible for expanding and diversifying operations in the United States, the United Kingdom and Asia. Mr. Filipps began his career at Radian in 1992 as Senior Vice President and Chief Financial Officer. In 1994, he was promoted to Executive Vice President and Chief Operating Officer and in 1995 he was named President, Chief Executive Officer and director. Mr. Filipps has served since 1995 as a director of Impac Mortgage Holdings, Inc. (NYSE: IMH), a corporation that acquires and originates non-conforming residential and commercial loans, and has served since 2004 as a director of Primus Guaranty, Ltd. (NYSE:PRS), a holding company primarily engaged in selling credit protection against investment grade debt obligations of corporate and sovereign entities. Mr. Filipps is also a director of the World Affairs Council of Philadelphia, a private, non-profit organization. Mr. Filipps holds an M.B.A. in corporate finance and international business from the Stern School of Business at New York University and a B.A. from Rutgers University.

D. Keith Johnson.   Mr. Johnson has served as the Company’s President and Chief Operating Officer since May 2006.  Prior to joining the Company, Mr. Johnson was the President and Chief Executive Officer of Long Beach Mortgage, a division of Washington Mutual, Inc. (NYSE: WM), from 2003 until March 2006.  From 2001 through 2003, Mr. Johnson served as Executive Vice President and Chief Operating Officer of the commercial group of Washington Mutual. Prior to joining Washington Mutual, Mr. Johnson served in various senior management positions at Bank United, including Chief Financial Officer of the mortgage division and in operations, sales and capital markets roles. Mr. Johnson holds a B.A. in accounting from Eastern Michigan University. Mr. Johnson is also a Certified Public Accountant.

Frederick C. Herbst.   Mr. Herbst has served as the Company’s Chief Financial Officer since September 2005. Prior to joining the Company, Mr. Herbst was Chief Financial Officer of Arbor Realty Trust, Inc. (NYSE:ABR), a publicly-traded real estate investment trust, since 2003 and of Arbor Commercial Mortgage, LLC since 1999. He was a member of Arbor’s executive committee and was responsible for all aspects of Arbor’s financial operations, including financial reporting, tax planning, budgeting and the appropriate utilization of capital. Prior to joining Arbor, Mr. Herbst was Chief Financial Officer of The Hurst Companies, Inc., where he was responsible for all financial operations, including financial reporting, budgeting and banking relationships. Previously, Mr. Herbst was controller with The Long Island Savings Bank, FSB, vice president-finance with Eastern States Bankcard Association and a senior manager with Ernst & Young. Mr. Herbst holds a B.A. from Wittenberg University. Mr. Herbst became a Certified Public Accountant in 1983.

Kevin J. Kanouff.   Mr. Kanouff has served as the President of our subsidiary, Clayton Fixed Income Services, since 2003. Mr. Kanouff is responsible for the management of Clayton Fixed Income Services’ operations and the development of its strategic direction. Before joining Clayton Fixed Income Services, Mr. Kanouff was an attorney practicing corporate and securities law with Dorsey & Whitney LLP, an international law firm. Mr. Kanouff holds a J.D. from the University of Denver College of Law and a B.A. from Syracuse University.

Steven L. Cohen.   Mr. Cohen has served as the Company’s Senior Vice President, General Counsel and Secretary since the Company’s inception in March 2005. From January 2005 until March 2005, he served as the Senior Vice President and General Counsel of the Company’s predecessor, Clayton Services. Mr. Cohen oversees the Company’s legal affairs, manages its legal department and serves as the corporate compliance officer. From December 2000 to January 2005, he was an Assistant General Counsel of Intuit Inc. (NASD: INTU), a financial software development and services company, where he was a member of the general counsel management group. Prior to joining Intuit, Mr. Cohen was General Counsel to EmployeeMatters, Inc. which was acquired by Intuit in December 2000, an Assistant General Counsel with The Prudential Insurance Company of America and an associate with Fulbright & Jaworski LLP, a national law firm. Mr. Cohen holds a J.D. from the George Washington University Law School, an M.B.A. from the Stern School of Business at New York University and a B.A. from Queens College.

Margaret Sue Allon.   Ms. Allon has served as a director since the Company’s inception. In 1997, she founded Clayton Fixed Income Services and served as its Chief Executive Officer from 1997 until the Company’s inception. Prior to founding Clayton Fixed Income Services, Ms. Allon was a vice president at Asset Investors Corporation and headed its risk management function for three years. Ms. Allon holds an M.B.A. from the Amos Tuck School of Business at Dartmouth College, a master’s degree from the University of Denver and a B.A. from Colorado College. Ms. Allon is also a Certified Public Accountant.

Todd R. Crockett.   Mr. Crockett has served as a director since the Company’s inception. He has been employed by TA Associates, Inc. since 1994, and currently serves as a Managing Director. Prior to joining TA Associates, Mr. Crockett was a Financial Analyst in the Financial Institutions and Structured Finance Groups at Salomon Brothers. Mr. Crockett holds an M.B.A. from the Harvard Business School and a B.A. from Princeton University. Mr. Crockett has declined to stand for reelection and will step down from our Board of Directors at the Annual Meeting.

David Gilbert.   Mr. Gilbert has served as a director since February 2007. Mr. Gilbert has held executive management positions in a range of financial services companies, including start-ups and mature businesses. Mr. Gilbert is currently the Chief Executive Officer of Mantara, Inc., a financial technology company. From 2003 until his retirement in November 2005, Mr. Gilbert served as Chairman and Chief Executive Officer of ERisk, a provider of enterprise risk management solutions. Prior to that, Mr. Gilbert served as President and Chief Executive Officer of 401Konnect, a financial technology company. Earlier in his career Mr. Gilbert was the Chairman of the Board of the California Federal Bank where he led a reorganization, turnaround and sale of the company. Mr. Gilbert holds a doctorate and masters degree in Economics from Harvard University and a B.B.A. from the City University of New York. Mr. Gilbert has also held faculty appointments at Harvard University, the Wharton School of Finance and the City College of New York.

Roger B. Kafker.   Mr. Kafker has served as a director since the Company’s inception. He has been employed by TA Associates, Inc. since 1989, and currently serves as a Managing Director. Mr. Kafker concentrates on transactions involving growth service businesses in the financial, consumer and healthcare services industries. He holds an M.B.A. from the Harvard Business School and a B.A. from Haverford College.

Brian L. Libman.   Mr. Libman has served as a director since the Company’s inception. He was the former Chief Executive Officer of Finance America, LLC, a nationwide mortgage lender specializing in nonconforming residential mortgage loans. He served in this role from the company’s formation in July 1999 until July 2004. Prior to being employed at Finance America, Mr. Libman spent 13 years with Lehman Brothers. Mr. Libman holds both an M.B.A. and B.S.E. from the Wharton School of Business at the University of Pennsylvania.

Frank L. Raiter.   Mr. Raiter has served as a director since October 2005. From March 1995 until April 2005, Mr. Raiter served as a Managing Director of Standard & Poor’s Ratings Group. As a Managing Director, Mr. Raiter managed the Residential Mortgage Ratings Group and was responsible for ratings production, marketing and business development for single family mortgages, bond ratings and related products. Mr. Raiter also managed the design, development and marketing of analytical ratings products utilized by Standard and Poor’s. Prior to joining Standard and Poor’s, he was the Chief Investment Officer and Treasurer of Caliber Bank in Phoenix, Arizona, and served as the Assistant Director, Office of Securities Transactions, of the Resolution Trust Corporation. Mr. Raiter has served since March 2007 as a director of Luminent Mortgage Capital, Inc. (NYSE: LUM), a corporation that invests in U.S. agency and other highly-rated, single-family, adjustable-rate, hybrid adjustable-rate and fixed-rate mortgage-backed securities. Mr. Raiter holds an M.B.A. from the University of North Carolina-Chapel Hill and a B.A. from North Carolina State University.

Thomas J. Skelly.   Mr. Skelly has served as a director since April 2007. Mr. Skelly has over thirty years experience building and managing international and large scale service businesses. From 1975 until his retirement in 2004, Mr. Skelly was associated with Accenture (NYSE: ACN), where he had served as a Managing Partner since 1987. At Accenture, Mr. Skelly provided consulting on financial services and information technology matters, predominately in the insurance and the investment management sectors. Mr. Skelly was a member of Accenture’s Executive Committee from 1999 until his retirement. Mr. Skelly has served as a board member of the Investment Committee of the US Accenture Foundation since 2003 and as its Chairman since 2004. Since 2006, Mr. Skelly has served as an Elected Member, Board of Independent Trustee, William Blair Mutual Funds. From 2002 until 2004, Mr. Skelly served on the Board of Directors to the United States Chamber of Commerce. Mr. Skelly holds an M.B.A. from the University of Texas at Austin and a B.A. from Georgetown University.

Michael M. Sonderby.   Mr. Sonderby has served as a director since February 2007. In 2003, Mr. Sonderby retired from his position as Managing Partner of the Philadelphia office of Deloitte & Touche, a national accounting firm, where he focused on the insurance industry. At the time of his retirement, he had worked for Deloitte & Touche for 38 years in both management and client service positions. Mr. Sonderby holds a B.S.B.A. from Miami University in Ohio. Mr. Sonderby is a Certified Public Accountant.

Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified.

Board of Directors

The Board of Directors met thirteen times during the year ended December 31, 2006, and took action by unanimous written consent three times. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which he or she served during 2006. The Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance committees. Each committee has a charter that has been approved by the Board of Directors. Each committee is required to review the appropriateness of its charter at least annually.

Audit Committee

The Audit Committee of the Board of Directors currently consists of Messrs. Libman, Raiter and Sonderby. Mr. Raiter is the chairman of the Audit Committee. On February 28, 2007, Mr. Kafker resigned from the Audit Committee and was replaced by Mr. Sonderby, who is an “independent” director. At the Annual Meeting, Mr. Libman will step down from the Audit Committee and be replaced by Mr. Skelly, as part of a realignment of our committees.

The Board of Directors has determined that each current member of the Audit Committee and Mr. Skelly meets the independence requirements promulgated by The Nasdaq Stock Market, Inc. (“Nasdaq”) and the Securities and Exchange Commission (“SEC”), including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that each current member of the Audit Committee and Mr. Skelly is financially literate and that Messrs. Raiter and Sonderby each qualify as an “audit committee financial expert” under the rules of the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to each of their experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Messrs. Raiter or Sonderby any duties, obligations or liability that are greater than are generally imposed on other members of the Audit Committee and the Board of Directors, and designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors.

The Audit Committee met eleven times during the year ended December 31, 2006. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available at the Corporate Governance section of the Company’s website at http://www.clayton.com.

As described more fully in its charter, the Audit Committee oversees the Company’s accounting and financial reporting processes, internal controls and audit functions. In fulfilling its role, the Audit Committee’s responsibilities include, but are not limited to:

•       appointing, approving the compensation of, and assessing the independence of our independent auditor;

•       overseeing the work of our independent auditor, including through the receipt and consideration of certain reports from the independent auditor;

•       resolving disagreements between management and our independent auditor;

•       pre-approving all auditing and permissible non-audit services (except de minimis non-audit services), and the terms of such services, to be provided by our independent auditor;

•       reviewing and discussing with management and the independent auditors the Company’s annual and quarterly financial statements and related disclosures;

•       coordinating the oversight of the Company’s internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•       discussing the Company’s risk management policies;

•       reviewing and approving all related party transactions for potential conflict of interest situations;

•       establishing policies regarding hiring employees from the independent auditor and procedures for the receipt and retention of accounting related complaints and concerns; and

•       meeting independently with our independent auditors and management.

Additionally, the Audit Committee is responsible for preparing the Audit Committee Report for inclusion in this Proxy Statement in accordance with applicable rules and regulations.

Compensation Committee

The Compensation Committee currently consists of Messrs. Kafker, Libman and Raiter. Mr. Kafker is the chairman of the Compensation Committee. After the Annual Meeting, Mr. Libman will resign from the Compensation Committee and be replaced by Mr. Gilbert. Mr. Gilbert will then immediately replace Mr. Kafker as the chairman of the Compensation Committee.  The Compensation Committee is responsible for determining and making recommendations with respect to all forms of compensation to be granted to executive officers of the Company. In fulfilling its role, the Compensation Committee’s responsibilities include, but are not limited to:

•       annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•       evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining the compensation of our Chief Executive Officer;

•       determining the compensation of our other executive officers;

•       overseeing an evaluation of our senior executives;

•       overseeing and administering the Company’s incentive-based compensation plans and equity-based compensation plans;

•       reviewing and making recommendations to the Board of Directors with respect to director compensation;

•       reviewing and recommending the Company’s Compensation Discussion and Analysis for inclusion in this and subsequent proxy statements; and

•       preparing the Compensation Committee Report for inclusion in this and subsequent proxy statements in accordance with applicable rules and regulations.

The Board of Directors has determined that Messrs. Kafker, Libman and Raiter of the Compensation Committee each meet the independence requirements promulgated by Nasdaq. The Compensation Committee met seven times during the year ended December 31, 2006. The Compensation Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of the Company’s website at http://www.clayton.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors was created upon the SEC declaring the registration statement for the Company’s initial public offering effective on March 23, 2006 and currently consists of  Messrs. Crockett, Libman and Raiter. Mr. Crockett is the chairman of the Nominating and Corporate Governance Committee. At the Annual Meeting, Mr. Crocket will step down from the Nominating and Corporate Governance Committee as he resigns from our Board of Directors and Mr. Libman will step down as part of a realignment of our committees. Mr. Crocket will be replaced by Mr. Sonderby, who will then serve as the chairman of the Nominating and Corporate Governance Committee, and Mr. Libman will be replaced by Mr. Skelly. In fulfilling its role, the Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to:

•       developing and recommending to the Board of Directors criteria for Board of Directors and committee membership;

•       establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

•       identifying individuals qualified to become members of the Board of Directors;

•       establishing procedures for stockholders to submit recommendations for director candidates;

•       recommending to the Board of Directors the persons to be nominated for election as directors and to each of the committees of the Board of Directors;

•       developing and recommending to the Board of Directors a set of corporate governance guidelines; and

•       overseeing the evaluation of the Board of Directors and management.

As described below in the section entitled “Policies Governing Director Nominations,” the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders.

The Board of Directors has determined that Messrs. Crockett, Libman and Raiter of the Nominating and Corporate Governance Committee each meet the independence requirements promulgated by Nasdaq. The Nominating and Corporate Governance Committee met once during the year ended December 31, 2006, and took action by unanimous written consent one time. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of the Company’s website at http://www.clayton.com.

For more corporate governance information, you are invited to access the Corporate Governance section of the Company’s website available at http://www.clayton.com.

Independence of Members of the Board of Directors

The Board of Directors has determined that Messrs. Gilbert, Libman, Raiter, Skelly and Sonderby are independent within the meaning of the director independence standards of both Nasdaq and the SEC, including Rule 10A-3(b)(1) under the Exchange Act. Messrs. Kafker and Crockett are independent within the meaning of the Nasdaq independence standards, but not the SEC standards. The Board of Directors has determined that each of the committees of the Board of Directors is currently independent within the meaning of Nasdaq’s and the SEC’s director independence standards.

Executive Sessions of Independent Directors

Non-management members of the Board of Directors typically meet without the employee director of the Company following regularly scheduled in-person meetings of the Board of Directors. Executive sessions of the independent directors are held at least one time each year following regularly scheduled in-person meetings of the Board of Directors. These executive sessions include only those directors who meet the independence requirements promulgated by Nasdaq, and Mr. Kafker is responsible for chairing these executive sessions.

Compensation Committee Interlocks and Insider Participation

During 2006, Messrs. Kafker, Libman and Raiter served as members of the Compensation Committee. No member of the Compensation Committee was an employee or former employee of the Company or any of its subsidiaries, or had any relationship with the Company requiring disclosure herein.

During 2006, no executive officer of the Company served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

Policies Governing Director Nominations

Director Qualifications

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for reviewing with the Board of Directors from time to time the appropriate qualities, skills and characteristics desired of members of the Board of Directors in the context of the needs of the business and current make-up of the Board of Directors. The Nominating and Corporate Governance Committee must be satisfied that each committee-recommended nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other nominees to the Board of Directors, in collectively serving the long-term interests of the stockholders. In addition to these minimum qualifications, the Nominating and Corporate Governance Committee shall recommend that the Board of Directors select persons for nomination to help ensure that a majority of the Board of Directors shall be “independent,” in accordance with the standards established by Nasdaq, and that at least one member of the Audit Committee shall have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert,” as defined by SEC rules. Finally, in addition to any other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and composition of the Board of Directors, the Nominating and Corporate Governance Committee may consider whether a nominee has direct experience in the industry or in the markets in which we operate and whether the nominee, if elected, will assist in achieving a mix of Board members that represents a diversity of background and experience.

Process for Identifying and Evaluating Director Nominees

The Board of Directors is responsible for selecting its own members. The Board of Directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be helpful in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board of Directors’ approval as director nominees for election to the Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates to the Board of Directors for appointment to the committees of the Board of Directors.

Procedures for Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee will consider director nominee candidates who are recommended by stockholders of the Company. Stockholders, in submitting recommendations to the Nominating and Corporate Governance Committee for director nominee candidates, shall follow the following procedures:

The Nominating and Corporate Governance Committee must receive any such recommendation for nomination not less than 120 calendar days prior to the first anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting.

All recommendations for nomination must be in writing and include the following:

•       The name and address of record of the stockholder.

•       A representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934.

•       The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate.

•       A description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria approved by the Nominating and Corporate Governance Committee from time to time and set forth in Nominating and Corporate Governance Committee charter.

•       A description of all arrangements or understandings between the stockholder and the proposed director candidate.

•       The consent of the proposed director candidate (i) to be named in the proxy statement relating to the Company’s annual meeting of stockholders and (ii) to serve as a director if elected at such annual meeting.

•       Any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules.

Nominations must be sent to the attention of the Secretary of the Company by U.S. mail (including courier or expedited delivery service) to:

Clayton Holdings, Inc.
2 Corporate Drive
Shelton, CT 06484
Attn: Secretary of Clayton Holdings, Inc.

The Secretary of the Company will promptly forward any such nominations to the Nominating and Corporate Governance Committee. As a requirement to being considered for nomination to the Company’s Board of Directors, a candidate may need to comply with the following minimum procedural requirements:

•       A candidate must undergo a comprehensive private investigation background check by a qualified company of the Company’s choosing; and

•       A candidate must complete a detailed questionnaire regarding his or her experience, background and independence.

Once the Nominating and Corporate Governance Committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to the Board of Directors. In addition to these procedures for recommending a director nominee to the Nominating and Corporate Governance Committee, a stockholder may propose an individual for election to the Board of Directors in accordance with the Company’s By-Laws, as described in the “Stockholder Proposals” section of this Proxy Statement.

Policy Governing Securityholder Communications with the Board of Directors

The Board of Directors provides to every securityholder the ability to communicate with the Board of Directors as a whole and with individual directors on the Board of Directors through an established process for securityholder communication as follows:

For securityholder communications directed to the Board of Directors as a whole, securityholders may send such communications to the attention of the Chairman of the Board of Directors by U.S. mail (including courier or expedited delivery service) to:

Clayton Holdings, Inc.
2 Corporate Drive
Shelton, CT 06484
Attn: Chairman of the Board of Directors

For securityholder communications directed to an individual director in his or her capacity as a member of the Board of Directors, securityholders may send such communications to the attention of the individual director by U.S. mail (including courier or expedited delivery service) to:

Clayton Holdings, Inc.
2 Corporate Drive
Shelton, CT 06484
Attn: [Name of the director]

The Company will forward any such securityholder communication to the Chairman of the Board of Directors, as a representative of the Board of Directors, or to the director to whom the communication is addressed.

Policy Governing Director Attendance at Annual Meetings of Stockholders

The Company’s policy is that, if feasible, a regular meeting of the Board of Directors should be scheduled on the same day as the Company’s Annual Meeting of Stockholders, and all directors are encouraged to attend the Company’s Annual Meeting of Stockholders. Messrs. Filipps, Crockett, Kafker and Raiter and Ms. Allon attended the 2006 annual meeting of our stockholders.

Board of Directors Evaluation Program

In order to maintain the Company’s governance standards, the Board of Directors is required to undertake annually a formal evaluation process consisting of an overall Board of Directors evaluation, peer evaluation and self evaluation. As part of the evaluation process, the Board of Directors evaluates a number of competencies, including but not limited to: Board structure; Board roles; Board processes; Board composition, orientation and development; and Board dynamics, effectiveness and involvement. The evaluation process also includes consideration of the appropriate Board size, succession planning and the technical, business and organizational skills required of future Board members.

Transactions with Related Persons

In accordance with its charter, the Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all related party transactions.

On March 29, 2006, we paid approximately $51.4 million to investment funds affiliated with TA Associates, that are collectively significant stockholders, and $0.9 million to an affiliate of Mr. Libman, a director, to redeem the redeemable preferred stock issued simultaneously with closing of our initial public offering following the conversion of our convertible preferred stock, some of which was held by these stockholders. All such payments were made, and the conversion of our convertible preferred stock occurred, pursuant to the our certificate of incorporation, as then in effect. This certificate of incorporation and the completion of our initial public offering had both been previously approved by our stockholders and Board of Directors.

Harvey Allon, the husband of Margaret Sue Allon, a director, is a Managing Director of Braddock Financial Corporation (“Braddock”), an investment firm. Clayton Fixed Income Services has provided credit risk management services to Braddock since 1999. All members of our Board of Directors, including the members of our Audit Committee, are aware of this pre-existing relationship. Any services we provide to Braddock are on standard terms and negotiated at arms’ length. During 2006, we received approximately $661,000 in revenue from Braddock for these services. Our provision of services to Braddock in 2006 was ratified by the Audit Committee. In addition, the Audit Committee has approved our ongoing provision of services to Braddock and management will update the Audit Committee regarding any substantial change in the volume or scope of these services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of the Record Date: (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) by each director or nominee of the Company; (iii) by each executive officer of the Company named in the Summary Compensation Table set forth below is “Executive Compensation;” and (iv) by all directors and executive officers of the Company as a group.

The applicable ownership percentage is based upon 21,066,588 shares of our Common Stock outstanding as of the Record Date.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percentage
TA Associates Funds(2)	8,283,227	39.3%
BNS Family Irrevocable Trust(3)	1,053,078	5.0
Frank P. Filipps(4)	449,452	2.1
Frederick C. Herbst(5)	65,916	*
D. Keith Johnson(6)	49,583	*
Louis A. Iannaccone(7)	37,158	*
Steven L. Cohen(8)	38,295	*
Margaret Sue Allon	584,823	2.8
Todd R. Crockett(9)	8,283,227	39.3
David Gilbert	—	*
Roger B. Kafker(10)	8,283,227	39.3
Brian L. Libman(11)	136,118	*
Frank L. Raiter(12)	6,800	*
Thomas J. Skelly	—	*
Michael M. Sonderby	—	*
All executive officers and directors as a group (13 persons)(13)	9,675,907	44.7%

                 * Represents less than 1% of the outstanding shares of Common Stock.

       (1) Except as otherwise indicated, addresses are c/o Clayton Holdings, Inc., 2 Corporate Drive, Shelton, Connecticut, 06484. The address of TA Associates, Mr. Crockett and Mr. Kafker is c/o TA Associates, Inc., John Hancock Tower, 56th Floor, 200 Clarendon St., Boston, Massachusetts 02116. The address of the BNS Family Irrevocable Trust is 127 Ivy Hill Road, Fishkill, New York 12524.

       (2) Amounts shown are based upon a Schedule 13G filed with the SEC on February 13, 2007 and reflect the aggregate number shares of Common Stock held by TA IX, L.P., TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A, L.P., TA Strategic Partners Fund B, L.P., TA Investors II, L.P. and TA Subordinated Debt Fund, L.P. (collectively, “TA Associates Funds”). Investment and voting control of the TA Associates Funds is held by TA Associates, Inc. No stockholder, director or officer of TA Associates, Inc. has voting or investment power with respect to our shares of Common Stock held by the TA Associates Funds. Voting and investment power with respect to such shares is vested in a five-person investment committee consisting of the following employees of TA Associates: Jeffrey T. Chambers, Todd R. Crockett, Jonathan M. Goldstein, Roger B. Kafker and C. Kevin Landry. Mr. Kafker and Mr. Crocket are each a Managing Director of TA Associates, Inc., the manager of the general partner of TA IX L.P. and TA Subordinated Debt Fund L.P., and the general partner of TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P. and TA Investors II, L.P. Messrs. Kafker and Crockett have been members of our Board of Directors since August 2004. See Notes 9 and 10 below.

       (3) Amounts shown are based upon a Schedule 13G filed with the SEC on March 8, 2007. Nicholas Lamando, the brother of Stephen M. Lamando, a director until April 2007, is the trustee of the BNS Family Irrevocable Trust (the “Family Trust”) and has sole voting, investment and dispositive power over the shares held by the Family Trust. The beneficiaries of the Family Trust are Stephen M. Lamando’s children.

       (4) Includes 439,452 shares subject to options that are immediately exercisable or exercisable within 60 days of the Record Date.

       (5) Includes 35,416 shares subject to options that are immediately exercisable or exercisable within 60 days of the Record Date. Also includes 12,500 shares subject to restrictions on disposition that lapse ratably on January 30, 2008, 2009, 2010 and 2011.

       (6) Includes 27,083 shares subject to options that are immediately exercisable or exercisable within 60 days of the Record Date. Also includes 22,500 shares subject to restrictions on disposition that lapse ratably on January 30, 2008, 2009, 2010 and 2011.

       (7) Includes 1,858 shares subject to options that are immediately exercisable or exercisable within 60 days of the Record Date.

       (8) Includes 25,295 shares subject to options that are immediately exercisable or exercisable within 60 days of the Record Date. Also includes 10,000 shares subject to restrictions on disposition that lapse ratably on January 30, 2008, 2009, 2010 and 2011.

       (9) Mr. Crockett is a Managing Director of TA Associates and may be considered to have beneficial ownership of TA Associates, Inc.’s interest in us. Mr. Crockett disclaims beneficial ownership of all such shares. See Note 2 above.

(10) Mr. Kafker is a Managing Director of TA Associates and may be considered to have beneficial ownership of TA Associates, Inc.’s interest in us. Mr. Kafker disclaims beneficial ownership of all such shares. See Note 2 above.

(11) Includes 4,550 shares subject to options that are immediately exercisable or exercisable within 60 days of the Record Date.

(12) Includes 3,300 shares subject to options that are immediately exercisable or exercisable within 60 days of the Record Date.

(13) Includes 586,789 shares subject to options that are immediately exercisable or exercisable within 60 days of the Record Date. Also includes 55,000 shares subject to restrictions on disposition that lapse ratably on January 30, 2008, 2009, 2010 and 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings. The Company became subject to Section 16(a) reporting obligations on March 23, 2006, upon the SEC declaring the registration statement for our initial public offering effective. Based on its review of the copies of such filings received by it from March 23, 2006 to the present and written representations received by the Company pursuant to Section 16(a), the Company believes that no Reporting Person filed a late report during the most recent fiscal year.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We provide what we believe is a competitive total compensation package to our executive management team through a combination of a base salary, an annual bonus opportunity, a long-term incentive opportunity, retirement benefits, perquisites and other benefits.

We place significant emphasis on pay-for-performance based incentive compensation which is designed to reward the achievement of predetermined company and individual goals and the generation of increased stockholder value. This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices with respect to our chief executive officer, chief financial officer, and the other three most highly compensated executive officers, who are collectively referred to as our “named executive officers.”

The Objectives of our Executive Compensation Program.

Our Compensation Committee is responsible for establishing and administering our policies governing the compensation for our executive officers. The Compensation Committee is composed entirely of independent, non-employee directors. See ”Management ─ Compensation Committee.”

Our executive compensation program is designed to achieve the following objectives:

•       Attract and retain talented and experienced executives;

•       Motivate and reward executives whose knowledge, skills and performance are critical to our success;

•       Align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value;

•       Provide a competitive compensation package which is weighted towards pay-for-performance, and in which total compensation is primarily determined by the company’s and the individual’s achievement of results and the creation of stockholder value;

•       Foster a shared commitment among executives by aligning the company’s and their individual goals; and

•       Compensate our executives to manage our business to meet our objectives.

The Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers, to consider appropriate compensation for our chief executive officer. For all other named executive officers, the Compensation Committee meets outside the presence of all executive officers except our chief executive officer. The annual performance reviews of our executive officers are considered by the Compensation Committee when making decisions on setting base salary, targets for and payments of annual bonus opportunities and grants of long-term equity incentive awards. When making decisions on executive officers, the Compensation Committee considers competitive compensation data, the importance of the position to us, the past salary history of the executive officer and the contributions we expect the executive officer to make to the success of our business.

To assist management and the Compensation Committee in assessing and determining competitive compensation packages, we engaged compensation consultants Mercer Human Resource Consulting (“Mercer”).

We use the following principles to guide our decisions regarding executive compensation:

Provide compensation opportunities targeted at market median levels.

To attract and retain executives with the ability and the experience necessary to lead us and deliver strong performance to our stockholders, we strive to provide a total compensation package that is competitive with total compensation provided by other similarly sized business service companies. Our policy is to target total compensation at median levels among this peer group, with leverage provided through the incentive programs such that above target performance yields above average compensation and below target performance yields below average compensation. Because a large portion of total executive compensation is provided in the form of incentives that are contingent on performance, actual compensation of these executives will vary above and below these targeted median levels depending on our companywide and their individual performance. In periods of strong performance, actual compensation will exceed these targeted levels. If a downturn in performance occurs, the Compensation Committee expects actual compensation to be below these targeted levels.

The Compensation Committee periodically reviews data on industry compensation levels and financial performance to assess competitive levels of compensation for our executive officers. In January 2007, the Compensation Committee, with the assistance of Mercer, compared the total compensation of selected named executive officers and the compensation practices of business service companies with similar gross revenue and full time employee equivalents. The process utilized by us and our consultants is as follows:

•       Mercer benchmarks the total compensation of our named executive officers relative to these peer companies, providing advice on how to structure cash and equity incentives, and providing guidance on changing regulatory requirements and best practices. Compensation elements, including salary, bonus, total cash compensation, long-term incentives, and total direct compensation, are analyzed from the preceding year’s proxy disclosures by these peer companies.

•       Mercer provides market analysis reports showing the estimated market value for each job benchmarked. Based on feedback from us, Mercer makes any necessary revisions. Market comparison reports are generated and provided for the Compensation Committee’s review.

Require performance goals to be achieved and/or stockholder value to be increased in order to increase compensation.

Our executive compensation program includes pay-for-performance. Performance is measured based on our overall financial performance as well as achievement of company, departmental and individual performance goals, as determined by our Compensation Committee. The goals for our company, departments and individuals are established so that target attainment is not assured. The attainment of payment for performance at or above target levels will require significant effort on the part of our executives.

The compensation package for our executive officers includes both a cash opportunity and equity incentive plans that align each executive’s compensation with our short-term and long-term performance goals and objectives. Our Compensation Committee determines an overall available bonus pool to compensate all employees for achieving our annual financial goals at the corporate level. The Compensation Committee then has full discretion to allocate this overall available pool to executive officers to reward these individuals for achieving personal performance objectives.

Offer a comprehensive benefits package to all full-time employees.

Our employees, including our executive officers, are entitled to various employee benefits. These benefits include the following: medical, vision and dental care plans; flexible spending accounts for healthcare and dependent care; life and disability insurance; a 401(k) plan; and paid time off.

Provide fair and equitable compensation.

We provide a total compensation program that we believe will be perceived by both our executive officers and our stockholders as fair and equitable. In addition to conducting analyses of market compensation levels and considering individual circumstances related to each executive officer, we have designed the total compensation programs to be consistent for our executive management team.

Our Executive Compensation Programs

We aim to deliver a substantial portion of total compensation in the form of cash and equity incentives to achieve its objective of holding executives accountable for company performance and offering rewards for successful business results and increased shareholder value. Compensation opportunities for our executive officers, including our named executive officers, are designed to be competitive within our industry. We believe that a substantial portion of each named executive officer’s compensation should be performance-based. In 2006, variable incentive compensation ranged from approximately 30% to 42% of total compensation of our named executive officers.

In determining whether to adjust the compensation of our executive officers, including our named executive officers, annually we ask each of them to undertake a self-assessment. Each named executive officer provides the completed self-assessment to our president and our chief executive officer for their review prior to submitting recommendations to the Compensation Committee. The president’s and chief executive officer’s recommendation to the Compensation Committee consists of each named executive officer’s self-assessment and any revisions or comments the president and chief executive officer suggest. The Compensation Committee discusses each recommendation with the president and chief executive officer, except that the president is not present when his or the chief executive officer’s compensation is discussed and the chief executive officer is not present when his compensation is discussed. Once the review process is complete, the Compensation Committee establishes the annual base and incentive compensation target for each named executive officer.

Annual Cash Compensation

To attract and retain executives with the ability and the experience necessary to lead us and deliver strong performance to our stockholders, we provide a competitive total compensation package. We target base salaries at median among business service companies with similar gross revenue and full time employee equivalents and take into consideration individual performance and experience to ensure that each executive is appropriately compensated.

Base Salary.

We design base salaries to compensate our executives for their position and level of responsibility. Each of our named executive officers has an employment agreement with the Company. The Compensation Committee reviews base salaries annually and may adjust individual salaries commensurately with performance, business impact, tenure and experience, and changes in job responsibilities and market practice. When establishing the base salary of any executive officer, we also consider business requirements for certain skills, individual experience and contributions, the roles and responsibilities of the executive and other factors. We believe that a competitive base salary is necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us.

The base salaries paid to our named executive officers are set forth below in the Summary Compensation Table. See “—Summary of Compensation.” For the fiscal year ended December 31, 2006, the aggregate annual base salary of our named executive officers was approximately $1,462,000, with our chief executive officer receiving $512,423 of that amount. We believe that the base salary paid to our executive officers during 2006 achieves our executive compensation objectives, compares favorably to our peer group and is within our target of providing a base salary at the market median.

Annual Cash Bonus Awards.

Target annual incentive opportunities are provided to be able to reward for the achievement of yearly performance objectives, and to provide an element of annual cash compensation that is variable in nature. Target incentive opportunities are designed to provide compensation around the median of the market. The incentive plan is largely discretionary though the funding of the pool through EBITDA targets is not. The Compensation Committee sets an EBITDA target and rate at which the bonus pool is funded for performance on, above and below target. After performance has been determined and the pool has been funded, the Compensation Committee has the discretionary ability to allocate amounts of the bonus pool to an individual based on departmental and individual performance.

With regard to the named executive officers, 2006 annual incentives were subject to the size of the pool and the allocation process described above. The bonus allocation to some of the named executive officers reflects their contribution to the successful completion of our initial public offering.

For 2006, the target bonus awards for our named executive officers as compared to their actual 2006 bonus allocations were as follows:

Named Executive Officer	2006 Target Bonus as % of Base Salary	2006 Actual Bonus	2006 Actual Bonus as % of Base Salary
Frank P. Filipps	100-150%	$775,500	151%
Frederick C. Herbst	120%	$285,000	114%
David Keith Johnson	100%	$237,500	100%
Louis H. Iannaccone	65%	$140,400	55%
Steven L. Cohen	60%	$150,000	73%

Equity Incentive Compensation

Long-term incentive awards are granted to align our executives with our shareholders by focusing on our stock price performance and other indicators of long-term performance. These awards also contribute to stronger retention rates through the application of multi-year vesting provisions. Our policy is to use both stock options and restricted stock to properly incentivize our executive officers to focus on the long-term success of the Company. In addition to stock options and restricted stock, we have the flexibility to use other long-term equity incentive vehicles.

Except in connection with the hiring of Mr. Johnson, we did not grant stock options to our named executive officers in 2006 as they received grants prior to our initial public offering. In January 2007, we began awarding restricted stock to our executive officers. Our Compensation Committee may continue to make similar awards in the future, but the decision to do so will be revisited annually and on an individual basis taking into consideration individual performance and other factors affecting the creation of shareholder value. In January 2007, each of Frederick C. Herbst, David Keith Johnson and Steven L. Cohen received awards of restricted stock.

Other Benefits Programs

We believe in creating a cooperative environment in which all employees are committed to us and motivated to meet our business objectives. Towards this end, we offer our employees various benefits, including medical, vision and dental care plans, flexible spending accounts for healthcare and dependent care, life and disability insurance, a 401(k) plan and paid time off. Members of senior management are entitled to life insurance, disability and paid time off benefits that are more generous than those provided to other employees.

Compensation Committee Report

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review of, and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors and the Board of Directors has agreed that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the Compensation Committee,
Roger Kafker (Chairman)
Brian L. Libman
Frank L. Raiter

The following summarizes the compensation earned during the year ended December 31, 2006 by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2006 and whose total compensation exceeded $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation(1) ($)	Total ($)
Frank P. Filipps	2006	512,423	775,500	517,328	56,651	1,861,902
Chairman and Chief Executive Officer
Frederick C. Herbst	2006	250,000	285,000	44,874	25,671	605,545
Chief Financial Officer
David Keith Johnson(2)	2006	237,981	237,500	81,229	235,135	791,845
President and Chief Operating Officer
Louis H. Iannaccone(3)	2006	256,538	140,400	9,000	25,841	431,779
Chief Information Officer
Steven L. Cohen	2006	204,692	150,000	12,120	5,266	372,078
Senior Vice President and General Counsel

(1)          All Other Compensation details:

Name	Year	401(k) Matching Contribution ($)	Life, Short-Term Disability and Long- Term Disability Insurance Premiums ($)	Commuting Expense ($)	Relocation Expenses ($)	Car Allowance ($)	Total ($)
Frank P. Filipps	2006	3,750	1,671	32,790	—	18,440	56,651
Frederick C. Herbst	2006	—	1,671	24,000	—	—	25,671
David Keith Johnson	2006	2,380	964	—	231,791	—	235,135
Louis H. Iannaccone	2006	3,750	1,671	—	12,620	7,800	25,841
Steven L. Cohen	2006	3,750	1,516	—	—	—	5,266

(2)          Mr. Johnson began his employment with us in May 2006. His annual base salary for 2006 was $375,000.

(3)          Mr. Iannaccone resigned from his position as our Chief Information Officer, effective February 28, 2007.

Agreements with Named Executive Officers

Frank P. Filipps.   Under the terms of the employment agreement with our Chief Executive Officer, Frank P. Filipps, dated April 25, 2005, the term of his employment is indefinite until terminated by either party. Mr. Filipps is entitled to a base salary and eligible for an annual performance bonus, each as determined on an annual basis by our Board of Directors or Compensation Committee. Mr. Filipps is reimbursed for travel and lodging expenses related to commuting from Pennsylvania to our corporate offices in Shelton, Connecticut. Mr. Filipps’ employment agreement provides for customary health and retirement benefits. Mr. Filipps’ 2007 base salary is $535,095 and his 2007 target bonus is 150% of his base salary.

Frederick C. Herbst.   Under the terms of the employment agreement with our Chief Financial Officer, Frederick C. Herbst, dated September 2, 2005, as amended, the term of his employment is indefinite until terminated by either party. Mr. Herbst is entitled to a base salary and eligible for an annual performance bonus, each as determined on an annual basis by our Board of Directors or Compensation Committee. Mr. Herbst is entitled to a travel allowance in the amount of $2,000 per month for mileage and accommodations. Mr. Herbst’s employment agreement provides for customary health and retirement benefits. Mr. Herbst’s 2007 base salary is $275,000 and his 2007 target bonus is 120% of his base salary.

David Keith Johnson.   Under the terms of the employment agreement with our President and Chief Operating Officer, David Keith Johnson, dated May 1, 2006, as amended, in 2006, Mr. Johnson received the pro rated portion of an annual base salary of $375,000, and his 2006 target bonus was 100% of this pro-rated annual salary. In 2007 and subsequent years, Mr. Johnson is entitled to a base salary and eligible for an annual performance bonus, each as determined on an annual basis by our Board of Directors or Compensation Committee.  In connection with his employment, we granted Mr. Johnson an option, subject to time based vesting, to purchase 100,000 shares of our common stock. The stock option was granted to Mr. Johnson on May 31, 2006, at an exercise price of $14.05. In addition, the Company provided Mr. Johnson with $231,791 in relocation assistance in connection with his move from the Seattle, Washington area to Connecticut. Mr. Johnson’s employment agreement provides for customary health and retirement benefits. Mr. Johnson’s 2007 base salary is $395,000 and his 2007 target bonus is 125% of his base salary.

Louis H. Iannaccone.   On October 18, 2006, we accepted the resignation of our Chief Information Officer, Louis Iannaccone. In connection with such resignation, which was effective on February 28, 2007, we entered into a separation agreement which superseded the terms of Mr. Iannaccone’s employment agreement. Pursuant to the terms of the separation agreement, Mr. Iannaccone is entitled to receive salary continuation at his final base salary rate of $260,000 per year through February 29, 2008, and continuation of medical and dental benefits during the same period. Mr. Iannaccone received incentive compensation for 2006 of $140,000. Mr. Iannaccone is not eligible to receive any incentive compensation for any period beginning after January 1,  2007.

Steven L. Cohen.   Under the terms of the employment agreement with our Senior Vice President—General Counsel, Steven L. Cohen, dated January 31, 2005, as amended, the term of his employment is indefinite until terminated by either party. Mr. Cohen is entitled to a base salary and eligible for an annual performance bonus, each as determined on an annual basis by our Board of Directors or Compensation Committee. Mr. Cohen’s employment agreement provides for customary health and retirement benefits. Mr. Cohen’s 2007 base salary is $260,000 and his 2007 target bonus is 70% of his base salary.

In addition to the foregoing, we have entered into indemnification agreements with each of our directors, and with Frank P. Filipps, Frederick C. Herbst, Louis A. Iannaccone, D. Keith Johnson and Steven L. Cohen. These agreements provide that we will indemnify these directors and executive officers to the fullest extent permitted by law and our certificate of incorporation and by-laws, and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

Grants of Plan-Based Awards

The following table sets forth certain information concerning the number and value of any unexercised options held by the named executive officers at December 31, 2006.

Grants of Plan-Based Awards—2006

Name	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Award ($/share)	Grant Date Fair Value of Stock and Option Awards ($/share)
Frank P. Filipps	—	—	—
Frederick C. Herbst	—	—	—
David Keith Johnson	100,000	14.05	5.77
Louis H. Iannaccone	—	—	—
Steven L. Cohen	—	—	—

Employee Equity Compensation Plans

2005 Stock Option and Grant Plan

Our 2005 Stock Option and Grant Plan, or 2005 Option Plan, was adopted by our Board of Directors and approved by our stockholders on March 31, 2005. In connection with the combination of Clayton Services and CFIS, the outstanding options held by employees and officers of each of Clayton Services and CFIS were converted into options under our 2005 Option Plan. The existing option plans for each of Clayton Services and CFIS were terminated in all respects. We reserved 7,398,236 shares of our common stock for the issuance of awards under the 2005 Option Plan.

The 2005 Option Plan is administered by our Compensation Committee or by our Board of Directors. The administrator of the 2005 Option Plan has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2005 Option Plan.

The 2005 Option Plan permits us to make grants of incentive stock options, non-qualified stock options, restricted stock awards and unrestricted stock awards to officers, employees, directors, consultants and other key persons. Stock options granted under the 2005 Option Plan have a maximum term of ten years from the date of grant and incentive stock options have an exercise price of no less than the fair market value of the common stock on the date of grant.

Upon the completion of our initial public on March 29, 2006, the vesting term for all options granted under the 2005 Option Plan was automatically accelerated by one year. In the event of a merger, sale or dissolution of Clayton, or a similar “sale event,” all stock options will become fully exercisable and all other awards granted under the 2005 Option Plan will become fully vested and non-forfeitable unless the parties to the transaction, in their discretion, provide for appropriate substitutions or assumptions of outstanding awards. The 2005 Option Plan will automatically terminate upon the consummation of the “sale event,” unless the parties, in their sole discretion, provide otherwise.

In connection with the adoption of our 2006 Stock Option and Incentive Plan, which is discussed in detail below, our Board of Directors determined not to grant any further awards under the 2005 Option Plan.

2006 Stock Option and Incentive Plan

Our 2006 Stock Option and Incentive Plan, or 2006 Option Plan, was adopted by our Board of Directors and approved by our stockholders in March 2006. The 2006 Option Plan permits us to make grants of incentive stock options, non-qualified stock options, stock appreciation rights, deferred stock awards, restricted stock awards, unrestricted stock awards, and dividend equivalent rights. We reserved 1,814,130 shares of our common stock for the issuance of awards under the 2006 Option Plan. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. Generally, shares that are forfeited or canceled from awards under the 2006 Option Plan also will be available for future awards.

The 2006 Option Plan is administered by either a committee of at least two non-employee directors, or by our full Board of Directors. The administrator of the 2006 Option Plan has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2006 Option Plan.

All full-time and part-time officers, employees, non-employee directors and other key persons (including consultants and prospective employees) are eligible to participate in the 2006 Option Plan, subject to the discretion of the administrator. There are certain limits on the number of awards that may be granted under the 2006 Option Plan. For example, no more than 750,000 shares of stock may be granted in the form of stock options or stock appreciation rights to any one individual during any one-calendar-year period.

The exercise price of stock options awarded under the 2006 Option Plan may not be less than the fair market value of the common stock on the date of the option grant and the term of each option may not exceed ten years from the date of grant. The administrator will determine at what time or times each option may be exercised and, subject to the provisions of the 2006 Option Plan, the period of time, if any, after retirement, death, disability or other termination of employment during which options may be exercised.

To qualify as incentive options, stock options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders. No incentive stock option awards may be granted under the 2006 Option Plan after March 2016.

Stock appreciation rights may also be granted under our 2006 Option Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof. The exercise price of stock appreciation rights granted under our 2006 Option Plan may not be less than the fair market value of our common stock on the date of grant.

Restricted stock may also be granted under our 2006 Option Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any recipient. The administrator may impose whatever vesting conditions it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Deferred and unrestricted stock awards may also be granted under our 2006 Option Plan. Deferred stock awards are units entitling the recipient to receive shares of stock paid out on a deferred basis, and subject to such restrictions and conditions, as the administrator shall determine. Certain grantees, including directors, will be permitted to defer their compensation and receive deferred stock awards in lieu of current cash compensation. All deferred compensation will be structured to meet the requirements of Section 409A of the Internal Revenue Code. Our 2006 Option Plan also gives the administrator discretion to grant stock awards free of any restrictions.

Dividend equivalent rights may be granted under our 2006 Option Plan. Dividend equivalent rights are awards entitling the grantee to current or deferred payments equal to dividends on a specified number of shares of stock. Dividend equivalent rights may be settled in cash or shares and subject to other conditions, as the administrator shall determine.

Unless the administrator provides otherwise, our 2006 Option Plan does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

In the event of a merger, sale or dissolution of Clayton, or a similar “sale event,” all stock options and stock appreciation rights granted under the 2006 Option Plan will automatically become fully exercisable and all other awards granted under the 2006 Option Plan will become fully vested and non-forfeitable, except that all shares of restricted stock granted to date may be assumed or substituted for similar awards, if the parties to the transaction, in their discretion, so provide. In addition, upon the effective time of any such sale event, the 2006 Option Plan and all awards will terminate unless the parties to the transaction, in their discretion, provide for appropriate substitutions or assumptions of outstanding awards.

Our Board of Directors may amend or discontinue the 2006 Option Plan at any time and the administrator may amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose. No such amendment may adversely affect the rights under any outstanding award without the holder’s consent. Other than in the event of a necessary adjustment in connection with a change in the company’s stock or a merger or similar transaction, the administrator may not “reprice” or otherwise reduce the exercise price of outstanding stock options. Further, amendments to the 2006 Option Plan will be subject to approval by our stockholders if the amendment (i) increases the number of shares available for issuance under the 2006 Option Plan, (ii) expands the types of awards available under, the eligibility to participate in, or the duration of, the plan, (iii) materially changes the method of determining fair market value for purposes of the 2006 Option Plan; (iv) is required by the Nasdaq Global Market rules, or (v) is required by the Internal Revenue Code to ensure that incentive options are tax-qualified.

Outstanding Equity Awards at Fiscal Year-End—2006

		Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date
Frank P. Filipps	390,624	130,209	6.00	April 25, 2015
Frederick C. Herbst	29,166	20,834	6.80	September 28, 2015
D. Keith Johnson	—	100,000	14.05	May 31, 2016
Louis H. Iannaccone	35,300	9,290	0.98	November 5, 2014
Steven L. Cohen	15,792	6,503	0.98	March 9, 2015
Steven L. Cohen	5,596	3,359	6.36	July 27, 2015

Option Exercises and Stock Vested

No named executive officers exercised any options or had any restricted stock vest in 2006.

Potential Payments Upon Termination or Change of Control

We have entered into certain agreements and maintain certain plans that may require us to make certain payments and/or provide certain benefits to the named executive officers in the event of a termination of their employment or a change of control of Clayton. The following tables and narrative disclosure summarize the potential payments to each named executive officer assuming that one of the events listed in the tables below occurs. The tables assume that the event occurred on December 31, 2006, the last day of our fiscal year, except that, where applicable, we have included amounts that may be realized as a result of the acceleration of restricted stock awards granted in, and the impact of amendments to our employment agreements with Messrs. Herbst, Johnson and Cohen effective as of, January 2007.

Stock Options and Restricted Stock

Stock options and restricted stock held by our named executive officers fully vest upon a change of control, unless, under specific circumstances, provision for their assumption or continuation is made. The following tables assumed that the stock options and restricted stock are not assumed or continued.

Frank P. Filipps.   In the case of termination by Mr. Filipps for good reason, or by us without cause, he will receive a lump sum payment equal to 200% of the sum of his annual base salary and target bonus as in effect on the date of termination. Additionally, Mr. Filipps will receive payment of the pro rata portion of his target bonus for the year in which the termination occurs, and the partially employer-subsidized continuation of group health plan benefits for two years. If Mr. Filipps’ employment terminates because of his death or disability, he, or his estate, will receive the pro rata portion of his target bonus earned through such termination date. In some circumstances involving a change of control, all outstanding options held by Mr. Filipps will vest and become exercisable. Finally, in the event that any severance payments made to Mr. Filipps would be subject to certain excise taxes by the Internal Revenue Service, we will “gross-up” the payments such that the net amount received by Mr. Filipps, after any such excise taxes are incurred, is equal to the severance amount payment.

Mr. Filipps also entered into an employee confidentiality and non-competition agreement with us concurrently with the execution of his employment agreement, whereby Mr. Filipps agreed not to compete with us, or solicit or divert our clients for a period ending two years following the termination of his employment with us for any reason. Additionally, Mr. Filipps agreed to refrain from soliciting or hiring any of our employees for a period of one year following the termination of his employment with us for any reason.

Payments and Benefits	Involuntary Termination Without Cause	Voluntary Termination for Good Reason	Change of Control Payments
Cash Severance	$2,585,000	$2,585,000	$2,585,000	(1)
Pro Rata Bonus	775,500	775,500	775,500	(1)
Option Acceleration(2)	—	—	1,654,956
Health Benefits	10,479	10,479	10,479	(1)
Tax Gross-up(3)	—	—	1,479,758
Total	$3,370,979	$3,370,979	$6,505,693

(1)          Under the terms of his employment agreement with us, Mr. Filipps may terminate his employment for “Good Reason” at any time during the one-year period following a change of control. This Change of Control Payment assumes Mr. Filipps invokes this provision of his employment agreement.

(2)          Based upon the closing price of our common stock on December 29, 2006.

(3)          The estimated Tax Gross-up payment is based, in part, on Mr. Filipps’ 2005 compensation, which is disproportionately low, thereby resulting in an estimated Tax Gross-up payment which may be disproportionately high.

Frederick C. Herbst.   Mr. Herbst is an employee at-will and his employment agreement may be terminated by either party upon 30 days written notice. Notwithstanding the at-will nature of his employment, if his employment is terminated by us without cause or by Mr. Herbst for good reason, Mr. Herbst is entitled to severance payments equal to one year’s salary payable over the twelve months following his termination and continuation of his group health plan benefits so long as he is receiving severance payments. In the event Mr. Herbst’s employment is terminated within 18 months after the consummation of a change of control by us without cause or by him for good reason, he will be entitled to receive a lump-sum payment equal to 150% of the his annual base salary and target incentive bonus in effect on the date of termination. In some circumstances involving a change of control, all outstanding options held by Mr. Herbst will vest and become exercisable and all shares of restricted stock will become fully vested and nonforfeitable. For the period of one year following the termination of his employment, regardless of the reason for such termination, Mr. Herbst’s employment agreement requires him to refrain from (i) performing services for a competitor in a similar capacity as to the services he provided to us, (ii) owning any interest in a competitor, (iii) soliciting our clients or suppliers and (iv) hiring our employees or soliciting our vendors or suppliers.

Payments and Benefits(1)	Involuntary Termination Without Cause	Voluntary Termination for Good Reason	Change of Control	Involuntary Termination Without Cause within 18 months of a Change of Control	Voluntary Termination for Good Reason within 18 months of a Change of Control
Cash Severance	$250,000	$250,000	—	$802,500	$802,500
Option Acceleration(2)	—	—	$248,133	—	—
Restricted Stock(2)	—	—	233,875	—	—
Health Benefits	10,479	10,479	—	—	—
Total	$260,479	$260,479	$482,008	$802,500	$802,500

(1)          Notwithstanding the SEC rules that require this table assume a change of control occurred on December 31, 2006, the information above gives effect to the January 2007 amendment to Mr. Herbst’s employment agreement and restricted stock award, each of which are described elsewhere in this proxy statement.

(2)          Based upon the closing price of our common stock on December 29, 2006.

David Keith Johnson.   In the event that Mr. Johnson’s employment is terminated by us without cause or by Mr. Johnson for good reason, then Mr. Johnson is entitled to receive a lump-sum payment equal to his annual base salary and all medical and health benefits for 12 months following the termination date. In the event Mr. Johnson’s employment is terminated within 18 months after the consummation of a change of control by us without cause or by him for good reason, he will be entitled to receive a lump-sum payment equal to 200% of his annual base salary and target incentive bonus in effect on the date of termination. In a change of control, all outstanding options held by Mr. Johnson will vest and become exercisable and, in some circumstances, all shares of restricted stock will become fully vested and nonforfeitable.

Mr. Johnson also entered into an employee confidentiality and non-competition agreement with us concurrently with the execution of his employment agreement, whereby Mr. Johnson agreed not to compete with us, or solicit or divert our clients for a period ending one year following the termination of his employment with us for any reason or for two years following a change of control. Additionally, Mr. Johnson agreed to refrain from soliciting or hiring any of our employees for a period of one year following the termination of his employment with us for any reason or for two years following a change of control.

Payments and Benefits	Involuntary Termination Without Cause	Voluntary Termination for Good Reason	Change of Control	Involuntary Termination Without Cause within 18 months of a Change of Control	Voluntary Termination for Good Reason within 18 months of a Change of Control
Cash Severance	$375,000	$375,000	—	$1,500,000	$1,500,000
Option Acceleration(1)	—	—	$466,000	—	—
Restricted Stock(1),(2)	—	—	420,975	—	—
Health Benefits	10,479	10,479	—	—	—
Total	$385,479	$385,479	$886,975	$1,500,000	$1,500,000

(1)          Based upon the closing price of our common stock on December 29, 2006.

(2)          Notwithstanding the SEC rules that require this table assume a change of control occurred on December 31, 2006, the “Restricted Stock” information above gives effect to the January 2007 restricted stock award to Mr. Johnson which is described elsewhere in this proxy statement.

Louis H. Iannaccone.   Our separation agreement with Mr. Iannaccone superseded the terms of Mr. Iannaccone’s employment agreement and does not provide for any additional termination or change of control payments.

Steven L. Cohen.   Mr. Cohen is entitled to severance payments equal to one year’s salary if his employment is terminated by us without cause or by Mr. Cohen for good reason. In the event Mr. Cohen’s employment is terminated within 18 months after the consummation of a change of control by us without cause or by him for good reason, he will be entitled to receive a lump-sum payment equal to 150% of his annual base salary and target incentive bonus in effect on the date of termination. In some circumstances involving a change of control, all outstanding options held by Mr. Cohen will vest and become exercisable and all shares of restricted stock shall become fully vested and nonforfeitable. Mr. Cohen’s employment agreement provides customary fringe and retirement benefits, and requires him to refrain from (i) competing with us or soliciting our clients for a period of six months and (ii) hiring our employees or soliciting our vendors or suppliers for a period of one year, following the termination of his employment, regardless of the reason for such termination.

Payments and Benefits(1)	Involuntary Termination Without Cause	Voluntary Termination for Good Reason	Change of Control	Involuntary Termination Without Cause within 18 months of a Change of Control	Voluntary Termination for Good Reason within 18 months of a Change of Control
Cash Severance	$225,000	$225,000	—	$562,500	$562,500
Option Acceleration(2)	—	—	$156,782	—	—
Restricted Stock(2)	—	—	187,100	—	—
Total	$225,000	$225,000	$343,882	$562,500	$562,500

(1)          Notwithstanding the SEC rules that require this table assume a change of control occurred on December 31, 2006, the information above gives effect to the January 2007 amendment to Mr. Cohen’s employment agreement and restricted stock award, each of which are described elsewhere in this proxy statement.

(2)          Based upon the closing price of our common stock on December 29, 2006.

2006 Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2006.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Margaret Sue Allon	32,500	—	32,500
Todd R. Crockett.	—	—	—
Roger B. Kafker	—	—	—
Stephen M. Lamando	33,000	—	33,000
Brian L. Libman	39,000	11,874	50,874
Frank L. Raiter	49,500	6,980	56,480

Discussion of Director Compensation

In January 2007, the Board of Directors adopted a Non-Employee Directors’ Compensation Plan, under which the Company’s non-employee directors will receive cash and equity awards for their service to the Company. Our non-employee directors each receive an annual fee from us of $30,000. In addition, we pay our non-employee directors a fee of $1,000 for each in-person board of directors meeting they attend and $500 for each telephonic board of directors meeting they attend. The chairperson of our Audit Committee receives an additional annual fee of $10,000, and the chairperson of each of our Compensation Committee and Nominating and Corporate Governance Committee receives an additional annual fee of $5,000. We also reimburse non-employee directors for reasonable expenses incurred in connection with attending board of directors and committee meetings. The equity awards under the Non-Employee Directors’ Compensation Plan will consist of initial award of $60,000 worth of restricted deferred stock units and subsequent annual awards of $30,000 worth of restricted deferred stock units, pro rated for years of partial service. All the restricted deferred stock units granted under our Non-Employee Directors’ Compensation Plan vest generally one year from the award date.

Directors who are also our employees receive no additional compensation for their services as directors. In addition, directors who are affiliated with TA Associates have agreed to forego board and board committee compensation, including the equity compensation described below, for so long as TA Associates, Inc. beneficially owns more than 10% of our common stock.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the Audit Committee of the Board of Directors. The Audit Committee currently consists of Messrs. Libman, Raiter and Sonderby. Mr. Raiter is the chairman of the Audit Committee. On February 28, 2007, Mr. Kafker resigned from the Audit Committee and was replaced by Mr. Sonderby, who is an “independent” director. Presently, each member of the Audit Committee is “independent” for Audit Committee purposes under the applicable rules of Nasdaq and the SEC. None of the members of the Audit Committee is an officer or employee of the Company. Mr. Raiter and Mr. Sonderby are each an “audit committee financial expert” as is currently defined under SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available at the Corporate Governance section of the Company’s website at http://www.clayton.com.

The Audit Committee oversees the Company’s accounting and financial reporting processes on behalf of the Board of Directors. The Company’s management has the primary responsibility for preparing the Company’s financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the Company’s consolidated financial statements for the year ended December 31, 2006, including a discussion of, among other things, the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the Company’s financial statements.

The Audit Committee also reviewed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the results of their audit and discussed matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit and Finance Committees), as currently in effect, other standards of the Public Company Accounting Oversight Board, rules of the SEC and other applicable regulations. The Audit Committee has reviewed permitted services under rules of the SEC, as currently in effect, and discussed with Grant Thornton LLP their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit and Finance Committees), as currently in effect, and has considered and discussed the compatibility of non-audit services provided by Grant Thornton LLP with that firm’s independence.

The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, including internal control over financial reporting, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee,
Frank L. Raiter (Chairman)
Brian L. Libman
Michael M. Sonderby

MATTERS CONCERNING OUR INDEPENDENT AUDITORS

The Audit Committee charter contains procedures for the pre-approval of audit and non-audit services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of Grant Thornton LLP for specific audit and non-audit services, except that pre-approval of non-audit services is not required if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before it may be provided by Grant Thornton LLP. All of the audit-related, tax and all other services provided by Grant Thornton LLP to the Company in 2006 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the Pre-Approval Policy. All non-audit services provided in 2006 were reviewed with the Audit Committee, which concluded that the provision of such services by Grant Thornton LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. For additional information concerning the Audit Committee and its activities with Grant Thornton LLP, see “The Board of Directors and its Committees” and “Report of the Audit Committee of the Board of Directors.”

We expect that a representative of Grant Thornton LLP will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Fees Billed by Grant Thornton LLP

The following table shows the aggregate fees for professional services rendered by Grant Thornton LLP to the Company and its predecessor for the years ended December 31, 2006 and December 31, 2005.

	2006	2005
Audit Fees	$944,649	$2,059,775
Audit-Related Fees	64,952	221,989
Tax Fees	219,514	201,757
All Other Fees	—	—
Total	$1,229,115	$2,483,521

Audit Fees

Audit Fees for both years consist of fees for professional services associated with the annual consolidated financial statements audit, review of the interim consolidated financial statements and services that are normally provided by Grant Thornton LLP in connection with statutory audits required in regulatory filings. Audit Fees for the year ended December 31, 2005 also include $1,225,472 of fees for professional services in connection with the Company’s initial public offering completed in March 2006.

Audit-Related Fees

Audit-Related Fees for the years ended December 31, 2006 and 2005 represent fees primarily for professional services rendered in reviewing the Company’s internal controls in accordance with Statements on Auditing Standards No. 70.

Tax Fees

Tax Fees consist of fees for professional services rendered for assistance with federal and state tax compliance.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by the Company and, in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone, e-mail or telegraph following the original solicitation.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the Proxy Statement to be furnished to all stockholders entitled to vote at the 2008 Annual Meeting of Stockholders of the Company, pursuant to Rule 14a-8 promulgated under the Exchange Act by the SEC, must be received at the Company’s principal executive offices not later than January 1, 2008. Under the Company’s By-Laws, stockholders who wish to make a proposal at the 2008 Annual Meeting—other than one that will be included in the Company’s Proxy Statement—must notify the Company between February 8, 2008 and March 9, 2008. If a stockholder who wishes to present a proposal fails to notify the Company by January 1, 2008 and such proposal is brought before the 2008 Annual Meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2008 Annual Meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to Clayton Holdings, Inc., 2 Corporate Drive, Shelton, CT 06484, Attention: Secretary.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by
11:59 p.m., Eastern Time, on June 6, 2007.

Vote by Internet

•        Log on to the Internet and go to
www.investorvote.com

•        Follow the steps outlined on the secured website.

Vote by telephone

•        Call toll free 1-800-652-VOTE (8683) within  the United States, Canada & Puerto Rico any time on a touch tone telephone.There is NO CHARGE to you for the call.

•        Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this sample. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

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A Proposals — Clayton’s Board of Directors recommends a vote FOR all the following and FOR Proposal 2.
1. To elect two (2) Class II members of the Board of Directors for three-year terms:
01- Brian L. Libman	02 - Michael M. Sonderby
☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For all EXCEPT - To withhold authority to vote for any nominee, write the name of such nominee below.

2.	To ratify the appointment of Grant Thronton LLP as Clayton’s independent registered public accounting firm for the current year.	For ☐	Against ☐	Abstain ☐
3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the the Annual Meeting or any adjournments or postponements thereof.
B Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name held by  duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box
/ /

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

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Proxy — CLAYTON HOLDINGS, INC.

2 Corporate Drive
Shelton, Connecticut 06484

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, JUNE 7, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Steven L. Cohen, Frederick C. Herbst and D. Keith Johnson, and each of them individually, the proxies of the undersigned, with power of substitution to each of them, to vote all shares of Clayton Holdings, Inc., a Delaware corporation (“Clayton”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Clayton to be held on Thursday, June 7, 2007, at 9:00 a.m., local time, at the Courtyard Marriott, 780 Bridgeport Avenue, Shelton, Connecticut 06484 (the “Annual Meeting”).

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, OR WHERE NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR PROPOSAL 2.

Please date and sign your proxy on the reverse side, and mail your proxy card in the envelope provided as soon as possible.

(Continued and to be dated and signed on reverse side.)